Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Massimo Group

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee (1)(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common stock, par value $0.0001 per share(4)	Rule 457(o)	-	-	$7,475,000.00	0.0001476	$1,103.31	-	-	-	-
Equity	Representative’s warrants to purchase shares of common stock(5)	Rule 457(g)	-	-	-	-	$-	-	-	-	-
Equity	Common stock issuable upon exercise of the Representative’s Warrants(6)	Rule 457(o)	-	-	$467,187.50	0.0001476	$68.96	-	-	-	-

Total Offering Amounts					$7,942,187.50		$1,172,27
Total Fees Previously Paid							$3,690.00
Total Fee Offsets							-
Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.

(4)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the Representative to cover over-allotments, if any.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The registrant has agreed to issue, upon the closing of this offering, warrants to Roth Capital Partners, LLC, the representative of the underwriters in this offering (the “Representative”), or its designees, entitling it to purchase up to 5% of the aggregate shares of common stock sold in this offering (including any shares of common stock sold upon exercise of the Representative’s over-allotment option). The exercise price of the warrants is equal to 125% of the initial public offering price of the shares of common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $467,187.50, which is equal to 125% of $373,750 (5% of the proposed aggregate offering price of $7,475,000).